UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 11, 2012

Federal Home Loan Bank of Pittsburgh
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-288-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Federal Home Loan Bank of Pittsburgh is announcing that, due to changing business needs of the Bank affecting the duties, role, and requirements of the position of Group Director of Member Services ("Group Director"), Craig C. Howie’s employment with the Bank as Group Director will terminate on December 31, 2012. The Bank anticipates that it will enter into a separation agreement and general release with Mr. Howie under which the Bank will: 1) make salary continuation payments of $267,037 (equal to 12 months of Mr. Howie’s salary); 2) make employer contributions for continued medical insurance coverage for 12 months; 3) provide outplacement assistance for a period of 12 months; and 4) under the 2012 Executive Incentive Compensation and Transition Plans ("2012 Plans"), make payment to Mr. Howie of the applicable 2012 incentive awards (including current and deferred portions) in the event that the Bank determines to make incentive payments to its active executive officers under the 2012 Plans. (Information regarding the terms of the 2012 Plans is set forth in Item 11 of the Bank’s 2011 Annual Report on Form 10-K filed with the SEC.) The terms of Mr. Howie’s separation agreement and release have not been finalized and are subject to change. The terms are subject to review by the Federal Housing Finance Agency prior to finalization. If the final terms differ materially from those described above, the Bank will amend this Current Report on Form 8-K to disclose the final terms of the separation agreement and release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

October 11, 2012	By:	Dana A. Yealy

Name: Dana A. Yealy
Title: Managing Director, General Counsel & Corporate Secretary